EXHIBIT 99.1

STRATA Skin Sciences Announces Commercial Launch of XTRAC Momentum™ 1.0 and First Installation in the U.S.

Horsham, Pa, February 9, 2022 — STRATA Skin Sciences, Inc. (NASDAQ: SSKN), a medical technology company dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions, today announced its commercial launch, with the first installation in the U.S. market, of its next generation excimer laser system, XTRAC Momentum™ 1.0.

The XTRAC excimer laser technology allows for the precise delivery of targeted UVB light therapy to specific treatment areas of the skin, for both adult and pediatric patients suffering from inflammatory skin conditions such as psoriasis, atopic dermatitis and vitiligo. STRATA’s new XTRAC Momentum 1.0 represents the latest in excimer laser technology, delivering higher power and a faster repetition rate than the current models. The Momentum also offers a new user interface and slim design, both intended to improve the treatment experience.

Jeffrey Sugarman, MD, PhD, stated, “We are thrilled to be the first dermatology practice in the world to offer the benefits of the XTRAC Momentum 1.0 to our patients with psoriasis, vitiligo and atopic dermatitis.  We at Redwood Family Dermatology continue to provide XTRAC’s most advanced technology to deliver safe and highly effective treatments for our adult and pediatric patients.” Dr. Sugarman continued, “We appreciate our long-standing partnership with STRATA, as it allows us to maximize the benefits of XTRAC in our practice.” Dr. Sugarman is a Clinical Professor in the Department of Dermatology at U.C. San Francisco, Medical Director at Redwood Family Dermatology and President of the California Society of Dermatology and Dermatologic Surgery.

The combined value of the global psoriasis, atopic dermatitis and vitiligo treatment markets (procedures) exceeds $33B USD, with positive single to low double digit percentage CAGR growth projected over the next 5 years1.

“With the growth projected among this patient population, coupled with the continuous need for innovative, non-systemic treatment options, STRATA is well positioned to further expand XTRAC’s footprint by offering the most advanced excimer laser technology available today. STRATA is committed to being a leader in the treatment of dermatologic conditions and this successful installation further enhances our commitment to that goal,” said Robert Moccia, President and CEO of STRATA Skin Sciences.

About STRATA Skin Sciences, Inc.
STRATA Skin Sciences is a medical technology company in dermatology dedicated to developing, commercializing and marketing innovative products for the in-office treatment of dermatologic conditions. Its products include the XTRAC® and Pharos® excimer lasers and VTRAC® lamp systems utilized in the treatment of psoriasis, vitiligo and various other skin conditions.

The Company’s proprietary XTRAC and recently acquired Pharos excimer lasers deliver a highly targeted therapeutic beam of UVB light to treat psoriasis, vitiligo, eczema, atopic dermatitis and leukoderma, diseases which impact over 31 million patients in the United States alone. The technology is covered by multiple patents.

STRATA’s unique business model in the US leverages targeted Direct to Consumer (DTC) advertising to generate awareness and utilizes its in-house call center and insurance advocacy teams to increase volume for the Company’s partner dermatology clinics.

1.	Dermatology Devices Report, Grand View Research 2021 Base year 2020, historic information 2016 to 2019, and forecast 2021 to 2028

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company’s plans, objectives, expectations and intentions and may contain words such as “will,” “may,” “seeks,” and “expects,” that suggest future events or trends. These statements, the Company’s ability to launch and sell an acne treatment device and to integrate that device into its product offerings, the Company’s ability to develop, launch and sell products to be developed in the future, the Company’s ability to develop social media marketing campaigns, and the Company’s ability to build a leading franchise in dermatology and aesthetics, are based on the Company’s current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company’s expectations due to financial, economic, business, competitive, market, regulatory, adverse market conditions or supply chain interruptions resulting from the coronavirus and political factors or conditions affecting the Company and the medical device industry in general, future responses to and effects of COVID-19 pandemic and its variants including the distribution and effectiveness of the COVID-19 vaccines, as well as more specific risks and uncertainties set forth in the Company’s SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all these forward-looking statements may prove to be incorrect or unreliable. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release. The Company urges investors to carefully review its SEC disclosures available at www.sec.gov and www.strataskinsciences.com.

Investor Contact
Jack Droogan
(203) 585-4140
ir@strataskin.com